Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS FIRST QUARTER RESULTS AND ANNOUNCES INCREASED QUARTERLY DIVIDEND PAYMENT

First Quarter Highlights

▪	Total deposits grew $338 million, or 22.99%, to $1.81 billion year-over-year
▪	Loans held for investment grew $536 million, or 46.48%, to $1.69 billion year-over-year
▪	Net interest margin widened 67 bps to 5.22% year-over-year
▪	Earnings per diluted share increased 33.33% to $0.48 for the first quarter of 2018
▪	Return on average assets improved to 1.70% for the first quarter of 2018
▪	Return on average equity improved to 13.96% for the first quarter of 2018

AMERICAN FORK, UTAH, April 25, 2018 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) reported net income of $9.0 million for the first quarter of 2018 compared with $0.6 million for the fourth quarter of 2017, and $6.5 million for the first quarter of 2017.  Diluted earnings per common share were $0.48 for the first quarter of 2018 compared with $0.03 for the fourth quarter of 2017, and $0.36 for the first quarter of 2017.

Net income for 2017 was impacted by two large, non-recurring items.  The Company re-measured its net deferred income tax assets at the end of December and recorded a one-time additional income tax expense of $4.7 million related to the write-down of deferred income tax assets for tax benefits that the Company does not expect to realize due to the reduction of the federal corporate tax rate.  In addition, the Company recorded $4.8 million in non-recurring costs associated with the acquisition of the Utah Banner Bank branches and the merger of Town & Country Bank in 2017.

The Company has excluded costs related to the acquisition of the Utah branches of Banner Bank and the merger of Town & Country Bank incurred in both 2017 and 2018; higher income tax expense related to the one-time write-down of its deferred income tax assets recorded in 2017; and the loss on investment securities sold in 2017 to raise liquidity to fund the purchase of net assets from the acquisition of the Utah branches of Banner Bank recorded in the third quarter of 2017 to derive non-GAAP financial information related to the Company’s core operations.  The Company believes this non-GAAP(NG) financial information is useful in understanding the Company’s core financial performance.

________________________________

(NG) Details on Non-GAAP financial information are on last two tables of this press release.

Net income from core operations was $9.3 million, or $0.49 per diluted common share, for the first quarter of 2018 compared with $8.1 million, or $0.43 per diluted common share, for the fourth quarter of 2017 and $6.5 million, or $0.36 per diluted common share, for the first quarter of 2017(NG).

Return on average assets for the first quarter of 2018 was 1.70% compared with 0.12% for the fourth quarter of 2017, and 1.59% for the first quarter of 2017.  Return on average assets from core operations for the first quarter 2018 was 1.75% compared with 1.58% for the fourth quarter of 2017, and 1.59% for the first quarter of 2017(NG).

Return on average equity for the first quarter of 2018 was 13.96% compared with 0.92% for the fourth quarter of 2017, and 11.39% for the first quarter of 2017.  Return on average equity from core operations for the first quarter 2018 was 14.37% compared with 12.59% for the fourth quarter of 2017, and 11.39% for the first quarter of 2017(NG).

The Board of Directors declared an increased quarterly dividend payment of $0.10 per common share. The dividend will be payable on May 14, 2018 to shareholders of record on May 7, 2018. The dividend payout ratio for earnings for the quarter ended March 31, 2018 was 20.74%.  This continues the over 50-year trend of paying dividends by the Company.

“2017 was a transformational year for us as we successfully completed the acquisition, conversion, and integration of both the Utah branch locations from Banner Bank and Town & Country Bank.  These two transactions expanded our footprint throughout Utah and southern Idaho,” said Len Williams, President and Chief Executive Officer.  “With these two transactions behind us, we believe that we can continue to grow our business organically and diversify our loan portfolio.  We are excited about our prospects to expand our commercial and industrial lending to small and medium sized businesses, particularly in the Salt Lake City metro markets.

Net Interest Income and Margin

Net interest income grew 45.97%, or $8.2 million, to $26.0 million for the first quarter of 2018 compared with $17.8 million for the first quarter of 2017.  The increase is primarily the result of average interest earning assets growing 27.24%, or $432 million, and yields on interest earning assets increasing 77 basis points for the same comparable periods to 5.52% for the first quarter of 2018. Higher yields on interest earning assets was primarily the result of yields on loans increasing 28 basis points to 6.30% for the same comparable periods and the percentage of loans to total interest earning assets increasing to 82.42% for the first quarter of 2018 compared with 71.64% for the first quarter of 2017.

Total cost of interest bearing liabilities increased 18 basis points to 0.49% for the first quarter of 2018 compared with 0.31% for the first quarter of 2017, and is primarily the result of a $97.3 million increase in average short-term borrowing at a borrowing rate of 1.73% for the first quarter of 2018.  The increase in short-term borrowings of $39.0 million in the first quarter of 2018 is primarily the result of seasonal deposit outflows and approximately $10.3 million in deposit run-off from the acquisition of the Utah branches of Banner Bank and the merger of Town & Country Bank.  The cost of interest bearing deposits increased 7 basis points to 0.38% for the first quarter of 2018 compared with the same period a year earlier.

Net interest margin increased 67 basis points to 5.22% for the first quarter of 2018 compared with the same period a year earlier.  Acquisition accounting adjustments, including the accretion of loan discounts, and amortization of certificate of deposits premium, added 24 basis points to the net interest margin in the first quarter of 2018.

Provision for Loan Losses

Provision for loan losses was $2.1 million for the first quarter of 2018 compared with $0.2 million for the first quarter of 2017. The increase in provision for loan losses is due primarily to growth in loans held for investment and a $1.1 million increase in specific reserves on classified loans.  The Company incurred net recoveries of $0.4 million in the first quarter of 2018 compared with net charge-offs of $0.3 million in the first quarter of 2017.

Noninterest Income

Noninterest income was $4.3 million for the first quarter of 2018 compared with $4.1 million the same period a year ago.   The increase was primarily due to an increase in card processing fees and service charges on deposit accounts, offset by lower mortgage banking income.

Noninterest Expense

Noninterest expense was $16.7 million for the first quarter of 2018 compared with $12.4 million for the first quarter of 2017.  Noninterest expense for the first quarter of 2018 included $0.3 million in non-recurring costs associated with the acquisition of the Utah branches of Banner Bank and merger of Town & Country Bank.  In addition, noninterest expense for the first quarter of 2018 increased as a result of $2.5 million of higher salaries and employee benefits primarily from the addition of employees retained from the acquisition of the Utah branches of Banner Bank and the merger of Town & Country Bank, and $0.4 million of higher occupancy, equipment and depreciation costs associated with the net increase of five branches from these transactions.

The Company’s efficiency ratio was 55.02% for the first quarter of 2018 compared with 56.81% for the first quarter of 2017.  The Company’s efficiency ratio from core operations was 53.86% for the first quarter of 2018 compared with 56.81% for the first quarter of 2017(NG).

Income Tax Provision

Income tax expense was $2.6 million for the first quarter of 2018 compared with $2.7 million for the first quarter of 2017.  The effective tax rate for the first quarter of 2018 was 22.1% compared with 29.6% for the same period a year earlier.  The lower effective tax rate in 2018 compared with 2017 is the result of the reduction in the federal corporate tax rate to a flat rate of 21%, the reduction of the Utah state corporate tax rate to 4.95% as well as tax benefits related to tax-deductible stock compensation expense.

Loans and Credit Quality

Loans held for investment increased $536 million, or 46.48%, to $1.69 billion at March 31, 2018 compared with $1.15 billion at March 31, 2017.  Average loans grew $527 million, or 46.38%, to $1.66 billion for the quarter ended March 31, 2018 compared with $1.14 billion for the quarter ended March 31, 2017.  The increase in loans held for investment was both the result of organic growth as well as loans purchased with the acquisition of the Utah branches of Banner Bank and the merger of Town & Country Bank.

Non-performing assets increased to $7.4 million at March 31, 2018 compared with $5.9 million at March 31, 2017.  Non-performing assets to total assets were 0.34% at March 31, 2018 compared with 0.35% at March 31, 2017.  The allowance for loan losses to loans held for investment was 1.23% at March 31, 2018 compared with 1.44% at March 31, 2017.  In accordance with acquisition accounting, loans acquired from the Utah branches of Banner Bank and Town & Country Bank were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date.  The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios.  Remaining discounts on acquired loans was $10.5 million at March 31, 2018.

Deposits and Liabilities

Total deposits increased $338 million, or 22.99%, to $1.81 billion at March 31, 2018 compared with $1.47 billion at March 31, 2017.  The increase in total deposits was the result of both organic growth as well as the assumption of deposits from the Utah branches of Banner Bank and Town & Country Bank. Non-interest-bearing deposits were 36.78% of total deposits as of March 31, 2018 compared with 31.52% as of March 31, 2017.

Shareholders’ Equity

Shareholders’ equity increased by $29.6 million to $264 million at March 31, 2018 compared with $234 million at March 31, 2017. The increase resulted primarily from the exchange of Town & Country shares for 466,546 PUB common shares, and from net income earned during the intervening periods, net of cash dividends paid to shareholders.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the first quarter of 2018 at 11:00 a.m. Eastern time on Thursday, April 26, 2018. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the participant entry number is 0466785. Please dial in 10-15 minutes early so the name and company information can be collected prior to the start of the conference.  To participate in the webcast, log on to:

http://services.choruscall.com/links/pub180426.html.

If you are unable to participate during the live webcast, the call will be archived on our website www.peoplesutah.com or at the same URL above until May 26, 2018. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements, except as required by law.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank.  People’s Intermountain Bank is a full-service community bank providing loans, deposit and cash management services to individuals and businesses. The Company offers its clients direct access to decision makers, unparalleled responsiveness, seasoned relationship managers, and technology solutions. People’s Intermountain Bank has 26 locations in three banking divisions, Bank of American Fork, Lewiston State Bank, and People’s Town & Country Bank; a leasing division, GrowthFunding Equipment Finance; and a mortgage division, People’s Intermountain Bank Mortgage. The Company has been serving communities in Utah and southern Idaho for more than 100 years. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Mark K. Olson

Executive Vice President and Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands, except share	March 31,	December 31,	March 31,
and per share data)	2018	2017	2017
Interest income
Interest and fees on loans	$25,810	$23,332	$16,853
Interest and dividends on investments	1,656	1,688	1,705
Total interest income	27,466	25,020	18,558
Interest expense	1,495	1,073	766
Net interest income	25,971	23,947	17,792
Provision for loan losses	2,050	750	200
Net interest income after provision for loan losses	23,921	23,197	17,592
Non-interest income
Service charges on deposit accounts	673	695	536
Card processing	1,326	1,377	1,124
Mortgage banking	1,638	1,911	1,979
Net loss on sale of investment securities	-	-	(13)
Other operating	657	543	486
Total non-interest income	4,294	4,526	4,112
Non-interest expense
Salaries and employee benefits	10,423	9,850	7,967
Occupancy, equipment and depreciation	1,543	1,458	1,117
Data processing	870	812	675
FDIC premiums	329	181	126
Card processing	603	578	529
Marketing and advertising	446	427	262
Acquisition-related costs	349	4,124	-
Other	2,088	2,244	1,767
Total non-interest expense	16,651	19,674	12,443
Income before income tax expense	11,564	8,049	9,261
Income tax expense	2,560	7,456	2,740
Net income	$9,004	$593	$6,521

Earnings per common share:
Basic	$0.48	$0.03	$0.36
Diluted	$0.48	$0.03	$0.36

Weighted average common shares outstanding:
Basic	18,598,436	18,276,788	17,884,026
Diluted	18,937,637	18,722,132	18,316,331

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2018	2017	2017
ASSETS
Cash and due from banks	$32,267	$36,235	$25,773
Interest bearing deposits	9,268	13,158	62,171
Federal funds sold	338	1,634	2,884
Total cash and cash equivalents	41,873	51,027	90,828
Investment securities:
Available for sale, at fair value	249,534	263,056	334,249
Held to maturity, at historical cost	73,888	74,654	78,041
Total investment securities	323,422	337,710	412,290
Non-marketable equity securities	5,711	3,706	1,959
Loans held for sale	10,618	10,871	13,053
Loans:
Loans held for investment	1,687,530	1,627,444	1,152,030
Allowance for loan losses	(20,731)	(18,303)	(16,644)
Total loans held for investment, net	1,666,799	1,609,141	1,135,386
Premises and equipment, net	29,734	30,399	22,701
Goodwill	25,344	26,008	-
Bank-owned life insurance	25,964	23,566	19,842
Deferred income tax assets	10,005	8,827	9,731
Accrued interest receivable	7,616	7,594	5,779
Other intangibles	3,744	3,854	533
Other real estate owned	-	994	245
Other assets	12,608	9,832	5,301
Total assets	$2,163,438	$2,123,529	$1,717,648

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$664,438	$641,124	$462,886
Interest bearing deposits	1,141,887	1,173,508	1,005,779
Total deposits	1,806,325	1,814,632	1,468,665
Short-term borrowings	79,000	40,000	3,372
Accrued interest payable	354	353	279
Other liabilities	13,960	11,126	11,087
Total liabilities	1,899,639	1,866,111	1,483,403
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-
Common shares, $0.01 par value	187	185	179
Additional paid-in capital	85,430	84,532	69,256
Retained earnings	182,136	174,804	165,782
Accumulated other comprehensive income	(3,954)	(2,103)	(972)
Total shareholders’ equity	263,799	257,418	234,245
Total liabilities and shareholders’ equity	$2,163,438	$2,123,529	$1,717,648

Common shares outstanding	18,674,232	18,511,931	17,925,284

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2018	2017	2017
Selected Balance Sheet Information:
Book value per share	$14.13	$13.91	$13.07
Tangible book value per share	$12.57	$12.29	$13.04
Non-performing assets to total assets	0.34%	0.18%	0.35%
Allowance for loan losses to loans held for investment	1.23%	1.12%	1.44%
Loans to Deposits	92.86%	89.27%	78.20%

Asset Quality Data:
Non-performing loans	$7,398	$2,899	$5,703
Non-performing assets	7,398	3,893	5,948

Capital Ratios:
Tier 1 leverage capital (1)	11.26%	11.46%	14.10%
Total risk-based capital (1)	14.71%	14.67%	20.11%
Average equity to average assets	12.20%	12.56%	13.93%
Tangible common equity to tangible assets (3)	11.00%	10.87%	13.61%

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Selected Financial Information:
Basic earnings per share	$0.48	$0.03	$0.36
Diluted earnings per share	$0.48	$0.03	$0.36
Net interest margin (2)	5.22%	4.95%	4.55%
Efficiency ratio	55.02%	69.10%	56.81%
Non-interest income to average assets	0.81%	0.88%	1.00%
Non-interest expense to average assets	3.15%	3.83%	3.03%
Return on average assets	1.70%	0.12%	1.59%
Return on average equity	13.96%	0.92%	11.39%
Net charge-offs / (recoveries)	(378)	56	271
Annualized net charge-offs / (recoveries) to average loans	-0.09%	0.01%	0.10%

Average Balances:
Average loans	$1,662,515	$1,543,261	$1,135,689
Average earning assets	2,017,090	1,920,063	1,585,312
Average total assets	2,143,556	2,035,854	1,667,071
Average shareholders’ equity	261,608	255,679	232,269

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(1)	Tier 1 leverage capital and Total risk-based capital as of March 31, 2018 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $29,088,000, $29,862,000 and $533,000 at March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	March 31, 2018			March 31, 2017
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest earning deposits in other banks and federal funds sold	$13,458	$45	1.36%	$40,849	$79	0.79%
Securities: (1)
Taxable securities	252,491	1,214	1.95%	314,779	1,201	1.55%
Non-taxable securities (2)	82,518	382	1.88%	92,164	422	1.86%
Total securities	335,009	1,596	1.93%	406,943	1,623	1.62%
Loans (3)
Real estate term	854,982	12,164	5.77%	587,854	8,009	5.52%
Construction and land development	366,739	6,875	7.60%	236,238	4,400	7.55%
Commercial and industrial	314,027	5,090	6.57%	210,563	3,216	6.19%
Residential and home equity	106,910	1,336	5.07%	83,206	974	4.75%
Consumer and other	19,857	345	7.05%	17,828	254	5.77%
Total loans	1,662,515	25,810	6.30%	1,135,689	16,853	6.02%

Non-marketable equity securities	6,108	15	1.01%	1,831	3	0.76%
Total interest earning assets	2,017,090	$27,466	5.52%	1,585,312	$18,558	4.75%
Allowance for loan losses	(18,715)			(16,769)
Non-interest earning assets	145,181			98,528
Total average assets	$2,143,556			$1,667,071
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing deposits:
Demand and savings accounts	$718,242	$451	0.25%	$659,484	$438	0.27%
Money market accounts	224,322	157	0.28%	174,456	105	0.24%
Certificates of deposit, $100,000 and over	199,549	459	0.93%	156,310	222	0.58%
Total interest bearing deposits	1,142,113	1,067	0.38%	990,250	765	0.31%
Short-term borrowings	100,555	428	1.73%	3,233	1	0.18%
Total interest bearing liabilities	1,242,668	$1,495	0.49%	993,483	$766	0.31%
Non-interest bearing deposits	628,869			431,360
Total funding	1,871,537	$1,495	0.32%	1,424,843	$766	0.22%
Other non-interest bearing liabilities	10,411			9,959
Shareholders’ equity	261,608			232,269
Total average liabilities and shareholders’ equity	$2,143,556			$1,667,071
Net interest income		$25,971			$17,792
Interest rate spread			5.03%			4.43%
Net interest margin			5.22%			4.55%

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(1)	Excludes average unrealized gains (losses) of $(4.2) million and $(1.7) for the three months ended March 31, 2018 and 2017, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $205,000 and $227,000 for the three months ended March 31, 2018 and 2017, respectively.
(3)	Loan interest income includes loan fees of $1.6 million and $1.5 million for the three months ended March 31, 2018 and 2017, respectively.

PEOPLE’S UTAH BANCORP

NON-GAAP SELECTED FINANCIAL INFORMATION

(NG) Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in core operations and facilitate the comparison of our financial performance with the performance of our peers.
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
Revenue from Core Operations	2018	2017	2017
Net interest income (GAAP)	$25,971	$23,947	$17,792
Total non-interest income	4,294	4,526	4,112
Total GAAP revenues	30,265	28,473	21,904
Exclude net loss on sale of investment securities	-	-	-
Revenue from core operations (non-GAAP)	$30,265	$28,473	$21,904

	Three Months Ended
	March 31,	December 31,	March 31,
Non-interest Income from Core Operations	2018	2017	2017
Total non-interest income (GAAP)	$4,294	$4,526	$4,112
Exclude net loss on sale of investment securities	-	-	-
Non-interest income from core operations (non-GAAP)	$4,294	$4,526	$4,112

	Three Months Ended
	March 31,	December 31,	March 31,
Non-interest Expense from Core Operations	2018	2017	2017
Total non-interest expense (GAAP)	$16,651	$19,674	$12,443
Exclude acquisition-related costs	(349)	(4,124)	-
Non-interest expense from core operations (non-GAAP)	$16,302	$15,550	$12,443

	Three Months Ended
	March 31,	December 31,	March 31,
Net Income from Core Operations	2018	2017	2017
Net income (GAAP)	$9,004	$593	$6,521
Exclude net loss on sale of investment securities	-	-	-
Exclude acquisition-related costs	349	4,124	-
Exclude tax related benefit	(84)	(1,334)	-
Write down of deferred income tax assets (DTA)	-	4,729	-
Net income (non-GAAP)	$9,269	$8,112	$6,521

PEOPLE’S UTAH BANCORP

NON-GAAP SELECTED FINANCIAL INFORMATION

(NG) Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in core operations and facilitate the comparison of our financial performance with the performance of our peers.
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
Acquisition Accounting Impact on Net Interest Margin	2018	2017	2017
Net interest income (GAAP)	$25,971	$23,947	$17,792
Exclude discount accretion (premium amortization) on purchased loans	(1,167)	43	(10)
Exclude premium amortization on acquired certificates of deposit ("CD")	(35)	(23)	(69)
Net interest income before acquisition accounting impact (Non-GAAP)	$24,769	$23,967	$17,713

Average earning assets (GAAP)	$2,017,090	$1,920,062	$1,585,312
Exclude average net loan discount on acquired loans	11,924	3,501	866
Average earning assets before acquired loan discount (Non-GAAP)	$2,029,014	$1,923,563	$1,586,178

Net interest margin ("NIM") (GAAP)	5.22%	4.95%	4.55%
Exclude impact on NIM from discount accretion	-0.23%	0.01%	-0.02%
Exclude impact on NIM from CD premium amortization	-0.01%	-0.01%	0.00%
Net interest margin before acquisition accounting adjustments (Non-GAAP)	4.98%	4.95%	4.53%

(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
Additional Non-GAAP Financial Information	2018	2017	2017

Diluted earning per share (GAAP)	$0.48	$0.03	$0.36
Diluted earning per share (non-GAAP)	$0.49	$0.43	$0.36

Efficiency ratio (GAAP)	55.02%	69.10%	56.81%
Efficiency ratio (non-GAAP)	53.86%	54.61%	56.81%

Non-interest income to average assets (GAAP)	0.81%	0.88%	1.00%
Non-interest income to average assets (non-GAAP)	0.81%	0.88%	1.00%

Non-interest expense to average assets (GAAP)	3.15%	3.83%	3.03%
Non-interest expense to average assets (non-GAAP)	3.08%	3.03%	3.03%

Return on average assets (GAAP)	1.70%	0.12%	1.59%
Return on average assets (non-GAAP)	1.75%	1.58%	1.59%

Return on average equity (GAAP)	13.96%	0.92%	11.39%
Return on average equity (non-GAAP)	14.37%	12.59%	11.39%